EXHIBIT 99.1

KEMPISTY & COMPANY Certified Public Accountants, P.C.

15 Maiden Lane- Suite 1003-New York, NY 10038
TEL (212)406-7CPA (7272)-FAX (212) 513-1930



May 15, 2003



Ocean Resources, Inc.
Palm Beach, Florida


Gentlemen:

We are unable to complete the review of the financial statements of Ocean Resources, Inc., as of March 31, 2003 in time for the Company's Form 10-QSB to be filed timely, as we just recently received the information to allow us to perform the review. Thank you for your consideration.


Sincerely,

/s/ Kempistry & Company
---------------------------------------
Kempisty & Company
Certified Public Accountants
New York, New York